Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2008, relating to the consolidated financial statements of Jamba, Inc. and subsidiary for the fiscal year ended January 1, 2008 appearing in the Annual Report on Form 10-K of Jamba, Inc. for the fiscal year ended December 29, 2009.

/s/ Deloitte & Touche LLP

San Francisco, California

June 9, 2010